Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

May 17, 2004

Michael Foods, Inc.

301 Carlson Parkway, Suite 400

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

We have acted as counsel to Michael Foods, Inc., a Delaware corporation (“Michael Foods”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”) relating to $150,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2013 (the “Notes”) of Michael Foods and the accompanying guarantees (the “Guarantees”) to be issued under an Indenture, dated as of November 20, 2003 (the “Indenture”), by and among Michael Foods, the Guarantors party thereto (the “Guarantors”) and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note and Guarantee set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Michael Foods and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Michael Foods and the Guarantors. With respect to each Guarantor which is not incorporated under the laws of the State of Delaware (a “Non-Delaware Guarantor”), we have also assumed (i) the valid existence of such Non-Delaware Guarantor, (ii) that such Non-Delaware Guarantor has the requisite corporate power and authority to enter into and perform its obligation under its Guarantee and (iii) the due authorization, execution and delivery of such Guarantee by such Non-Delaware Guarantor. In addition, we have assumed that the Notes and the Guarantees will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Notes have been duly authorized by all necessary corporate action on the part of Michael Foods and, when duly executed by Michael Foods, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of Michael Foods, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantors (other than the Non-Delaware Guarantors), and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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